Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL ANNOUNCES EXTENSION OF CEO EMPLOYMENT AGREEMENT

Pembroke, Bermuda, February 19, 2008 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that the terms of the employment agreement of John Charman, CEO and President, have been extended to December 31, 2013.

“The Board and I are extremely pleased that AXIS Capital will continue under John’s strong leadership,” said Michael Butt, Chairman of AXIS Capital’s Board of Directors. “AXIS Capital continues to perform exceptionally well under John’s focused guidance and, indeed, the results speak for themselves. Since John founded the Company in 2001, AXIS Capital has completed six consecutive years of continuous progress in becoming one of the leading specialty insurance and reinsurance companies in the world and our shareholders have received excellent returns on their investment in AXIS Capital. We believe this extension of John’s employment agreement will continue to provide our shareholders long-term value as John leads AXIS Capital in continuing to execute the strategy developed upon inception of the Company.”

John Charman, CEO and President of AXIS Capital, commented: “I am very proud that I have been asked by our Board of Directors to continue to lead this wonderful company and its outstanding staff. Never before in our industry has so much embedded and sustainable value been created in such a focused and coordinated manner. I believe the critical combination of a strong Board, a powerful and deep management team and smart, diligent professionals throughout AXIS will allow us to continue to drive industry-leading shareholder value.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2007 of $5.2 billion and locations in Bermuda, the United States, Europe and Singapore. Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s. AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com